Exhibit 10.1

Form of Amendment to Restricted Stock Unit Agreement

[Date]

[Name]

Re:	Amendment to Restricted Stock Unit Agreement

Dear [Name]:

You are receiving this letter because you have previously been granted Restricted Stock Units (“RSUs”) under the 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) pursuant to the Restricted Stock Unit Agreement attached hereto (the “Award Agreement”). Citrix Systems, Inc. is changing the method by which it satisfies tax withholding obligations. Currently, your Award Agreements provide for a “sell to cover.” We are proposing to amend your Award Agreements to move to a withholding of shares upon settlement of RSUs. By countersigning this letter below, you agree that each Award Agreement is amended by adding the paragraph below and deleting in its entirety any conflicting provision:

Tax Withholding. Awardee shall, not later than the date on which the Award becomes a taxable event for Federal income tax purposes, pay to the Company any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Awardee acknowledges that Awardee’s minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum tax withholding amount due.

Each Award Agreement, as amended by this letter, shall continue in full force and effect and shall be subject to the terms of the Plan, as amended from time to time. Please contact Erich Barnes at 954-267-8434 if you have any questions.

Sincerely,

David Henshall
Senior Vice President and Chief Financial Officer

Acknowledged and Agreed:

By:
Name:

1

Schedule 1

[Name]

Grant Type	Grant Date	Shares

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